NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange (‘NYSE’ or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares, each representing ten Ordinary Shares (the ‘ADSs’) of Yingli Green Energy Holding Company Limited (the 'Company') from listing and registration on the Exchange on July 30, 2018, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01B of the Listed Company Manual (the 'Manual') because the Company failed to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $50 million and its stockholders’ equity was less than $50 million. The Exchange, on June 28, 2018, determined that the ADSs should be suspended from trading, pending the completion of applicable procedures, including any appeal by the Company of the Exchange’s decision. The Company was notified by phone and letter on June 28, 2018. Pursuant to the above authorization, a press release was issued and posted on the Exchange’s website on June 28, 2018. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On June 29, 2018, the Company informed the Exchange that it will not file such request within the specified time period. As a result, the Exchange directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange, and a subsequent press release was issued and posted on the Exchange’s website on June 29, 2018. Trading in the ADSs was suspended immediately on June 29, 2018. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.